As filed with the Securities and Exchange Commission on September 11, 2000
                              Registration No. 333-38894
 ===============================================================================
                        Securiities Exchange Commission
                             Washington, D.C. 20549
                      -----------------------------------
                                Amendement No. 2
                                       to
                                    Form S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                      -----------------------------------

                      Raintree Resorts International, Inc.
             (Exact name of registrant as specified in its charter)

              Nevada                       6552                  76-0549149
   (State or other jurisdiction      (Primary Standard        (I.R.S. Employer
   of incorporation or organization)   Industrial               Identification
                                       Classification Code)     No.)


                                                    George E. Aldrich
                                         Vice President - Finance and Accounting
10000 Memorial Drive, Suite 480            Raintree Resorts International, Inc.
     Houston, Texas 77024                    10000 Memorial Drive, Suite 480
        (713)613-2800                             Houston, Texas 77024
                                                     (713)613-2800

 (Address, including zip code, and      (Name, address, including zip code, and
  telephone number, including area        telephone number, including area code
  code, of registrant's principal         of agent for service)
  executive offices)

                        ================================
                                   Copies to:
                             Robert V. Jewell, Esq.
                             Andrews & Kurth L.L.P.
                             600 Travis, Suite 4200
                              Houston, Texas 77002
                                 (713) 220-4358
                       ================================

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a  post-effective  amendment  filed pursuant to Rule 462(c)
under  the  Securities  Act of  1933,  check  the  following  box and  list  the
Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

We will amend and complete the information in this prospectus. Although we are permitted by U.S. Federal Securities laws to offer these securities using this prospectus, we may not sell them or accept your offer to buy them until the documentation filed with the SEC relating to these securities has been declared effective by the SEC. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal.

                     Subject to Completion - September __, 2000

Prospectus            , 2000



                                1,869,962 Shares

                      Raintree Resorts International, Inc.

                                  Common Stock


Raintree Resorts International, Inc.:

     * Our business consists of the development, marketing and operation of luxury vacation ownership resorts located across North America.


Trading Markets:

     * Our common stock is not currently traded on any national market or exchange.

The Offering:

     * This prospectus relates to the issuance of up to 1,869,962 shares of our common stock upon exercise of warrants to purchase shares of our common stock. The warrants are exercisable at $.01 per share.


This investment involves risk. See "Risk Factors" on page 2.



                        -------------------------------

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                        -------------------------------

                                TABLE OF CONTENTS




THE COMPANY.............................................................  1

COMMON STOCK............................................................  2

RISK FACTORS............................................................  2

CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS
OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.................  9

USE OF PROCEEDS.........................................................  9

WHERE YOU CAN FIND MORE INFORMATION.....................................  9

PLAN OF DISTRIBUTION.................................................... 10

LEGAL MATTERS........................................................... 10

EXPERTS................................................................. 11

                                RAINTREE RESORTS

General

     We are a developer, marketer and operator of luxury vacation ownership resorts across North America with resorts in Mexico, the United States and Canada. We believe that by positioning ourselves in the luxury segment of the vacation ownership market and offering flexible ownership alternatives and membership benefits, we are able to capitalize on the increasing acceptance of vacation ownership by high income consumers who desire larger and more luxurious vacation accommodations. Depending on the resort, we offer weekly intervals that provide use by or ownership of weekly intervals ("Weekly Intervals"), and fractional fee simple property interests typically of two to five week periods ("Fractional Interests"). Our resorts are located in popular beach, mountain and golf destinations, including Cancun, Los Cabos, Puerto Vallarta and Acapulco in Mexico, Whistler in British Columbia, Jackson Hole in Wyoming and Palm Springs in California. Our future plans include the development of a resort on ocean-front property we own adjacent to our resort in Los Cabos. Subject to obtaining financing, we anticipate commencing development of the Los Cabos property within the next year. Our strategy includes the development of other locations in the United States, with a focus primarily in the western regions of the United States. The Mexican resorts operate under the name "Club Regina," the Whistler location operates under the name "Whiski Jack Resorts", the Jackson Hole resort is called "The Teton Club" and the Palm Springs resort operates under the name "Cimarron Resorts." Unless otherwise noted, all resorts are referred to as "Raintree Resorts."

     We market two types of vacation ownership interests in resorts which we own, control, or manage, Weekly Intervals and Fractional Interests (together, "Vacation Intervals"). Weekly Intervals provide owners the assurance of luxury accommodations in an efficiency, one- or two-bedroom, fully-furnished vacation unit for one week annually, representing an attractive alternative to hotel and lodging accommodations. Owners of Weekly Intervals also receive convenient check-in and check-out services, full-scale patron restaurants and bars, routine maid and room service, recreational facilities, health clubs, spas and a complete range of other personal services. Fractional Interests provide owners a deeded interest to two- or three-bedroom, fully-furnished vacation residences for multiple weeks and are an attractive, convenient, lower-cost alternative to "second home" ownership. Fractional Interests will include most of the amenities described above and many additional personalized conveniences such as equipment and clothing storage, pre-arrival shopping services, on-site transportation, concierge services for a variety of activities and events, ski passes and golf club memberships or preferred tee times, and maintenance and security services.


Offering

     This Prospectus relates to the sale of up to 1,869,962 shares of our common stock upon exercise of warrants to purchase shares of our common stock. The warrants were issued on December 5, 1997 to the purchasers of our Senior Notes. The warrants became exercisable on June 30, 2000. The warrants have an exercise price of $.01 per share. The exercise price for the warrants is payable (i) in cash, (ii) by surrender of 13% Senior Notes due 2004 having an aggregate principal amount equal to the exercise price or (iii) by surrender of warrants having a fair market value equal to the exercise price. The warrants expire on December 1, 2004.

Corporate Information

     Our principal executive offices are located at 10000 Memorial Drive, Suite 480, Houston, Texas 77024, and our telephone number at that address is (713) 613-2800.

                                  COMMON STOCK

     The holders of our common stock are each entitled to one vote for each share held on all matters to which they are entitled to vote, including the election of directors. Cumulative voting for the election of directors is not permitted. Any director, or the entire board of directors, may be removed at any time by 66 2/3% of the aggregate number of votes that may be cast by the holders of outstanding shares of common stock entitled to vote for the election of directors.

     Subject to the rights of any then outstanding shares of preferred stock, the holders of our common stock are entitled to such dividends as may be declared in the discretion of the board of directors out of funds legally available therefor. Holders of common stock are entitled to share ratably in our net assets upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding. The holders of common stock have no preemptive rights to purchase shares of our common stock. Shares of common stock are not subject to any redemption provisions and are not convertible into any other of our securities. All outstanding shares of our common stock are fully paid and nonassessable.

                                  RISK FACTORS

     You should consider carefully the following risk factors in addition to the other information in this prospectus before making an investment in our common stock. Investing in our common stock involves a high degree of risk. Any of the following risks could seriously harm our business and could result in a complete loss of your investment.

If we do not properly manage our inventory of Vacation Intervals held for sale, our business may be adversely affected.

     If we do not properly manage our inventory of Vacation Intervals held for sale, our business may be adversely affected. If we hold excessive inventory, the carrying costs of that inventory may adversely affect our business, results of operations and financial results. Conversely, we may also be adversely affected by holding insufficient inventory and thereby lose sales that we might have otherwise made. In some locations we have a limited inventory. At Club Regina our remaining developed Vacation Intervals inventory was 3,222 or 13% at June 30, 2000. Including the Vacation Interval inventory to be made available for sales by Club Regina effective as of July 2000 under the Cimarron Resorts Project Development, Management and Sales Agreement, the remaining Vacation Interval inventory for Club Regina would have been 17% as of June 30, 2000. At Whiski Jack the remaining developed Vacation Intervals inventory was 1,397 or 14% as of June 30, 2000.

     There can be no assurance that we will be able to implement our internal growth and acquisition strategy successfully and thereby increase our inventory of Vacation Intervals. If we are unable to acquire or develop additional inventory, or if we acquire too much inventory, our business, results of operations, and financial condition could be materially adversely affected.

We have a history of net losses, and we expect to continue to incur net losses and may not achieve or maintain profitability.

     We have incurred net losses since our inception, including a net loss of approximately $13.3 million for the year ended December 31, 1999. As of December 31, 1999, we had an accumulated deficit of approximately $27.0 million. The principal amount outstanding on our Senior Notes is $100 million. We paid $13 million of interest on the Senior Notes in the year ended December 31, 1999. As of December 31, 1999, we also had a total of $44.8 million outstanding under revolving lines of credit and other debt. We have historically incurred debt and issued equity securities to fund our negative cash flows from operating activities and to make the payments on previously incurred debt obligations. We are unsure when we will become profitable, if at all. To achieve profitable operations, we are dependent on a number of factors, including our ability to reduce our debt service requirements, our ability to increase our Vacation Interval inventory through development projects and the acquisition of existing resort properties and our ability to continually sell Vacation Intervals on an economical basis, taking into account the cost of those intervals and related marketing and selling expenses. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

Substantially all of our cash flow from operations must be dedicated to debt service, and we will require additional credit capacity to meet our debt service obligations.

     We have a large amount of debt. As a result, substantially all of our cash flow from operations must be dedicated to the payment of interest and principal on our indebtedness, and is not available for development of the business. Our total indebtedness as of June 30, 2000 was approximately $139 million. We estimate that we will require additional credit capacity of $8.2 million to enable us to meet our debt service obligations, including interest payments on our Senior Notes through the second quarter of 2001. We also expect to require capital project financings of approximately $8.0 million to fund capital requirements through the second quarter of 2000. If we are unable to secure additional financing, our business will be materially adversely affected.

Our high level of debt increases the risk that we will be adversely affected by adverse changes in the industry.

     Our leveraged position will substantially increase our vulnerability to adverse changes in general economic, industry and competitive conditions. If our sales decrease due to such changes, we will be required to devote more of our capital and cash flow to payment of interest and principal and require additional borrowings or new capital. Further, we do not have significant reserves which would help to mitigate the effects of any decrease in sales revenues. As a result, any such adverse changes that cause a decrease in sales revenues would quickly have an adverse effect on our business.

Our debt may make it difficult to obtain additional financing.

     We have a large amount of debt and substantially all of our cash flow from operations is dedicated to payment of interest and principal on our indebtedness. As a result, our ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate and other purposes may be limited. Further, if financing is made available, it may be at higher rates of interest as a result of our existing debt. If we cannot obtain financing or must pay higher rates of interest to obtain financing, our ability to implement our growth strategy will be adversely affected.

Our  debt  agreements   restrict  our  ability  to  borrow  funds,  make  equity
investments or take other action and require us to satisfy specified financial covenants.

     The operating and financial restrictions and covenants in our debt agreements, including our bank credit facilities and the indenture governing the Senior Notes, may adversely affect our ability to finance future operations or capital needs or to engage in other business activities. Our debt agreements include covenants that will require us to meet certain financial ratios and financial tests, including a minimum capital test, a minimum general administrative and sales expenses to Vacation Interval sales ratio test and a minimum "Adjusted Current Assets" to "Adjusted Current Liabilities" ratio (as each is defined therein). In addition, the debt agreements may restrict our ability to take additional action without the consent of the lenders including incurring additional debt and selling our interest in the resorts. Such covenants, required ratios and tests may require that we take action to reduce debt or to act in a manner contrary to our business objectives. If we breach any of these restrictions or covenants or suffer a material adverse change which restricts our borrowing ability under our credit facilities we would be unable to borrow funds thereunder without a waiver. A breach could cause a default under the Senior Notes and our other debt. Our indebtedness may then become immediately due and payable. We may not have or be able to obtain sufficient funds to make these accelerated payments, including payments on the notes.

The holders of the Senior Notes may require us to repurchase the Senior Notes at a premium if there is a change of control.

     If there is a change in control, the holders of the Senior Notes have the right to require us to purchase all of our outstanding Senior Notes at 101% of the principal amount of the Senior Notes plus any accrued and unpaid interest thereon, and certain additional interest, if any, to the date of purchase.
Moreover, the exercise by the holders of the Senior Notes of their rights to require us to offer to purchase Senior Notes upon a change of control could also cause a default under our other indebtedness, even if the change of control itself does not, because of the financial effect of such purchase on us.

We may not be able to successfully implement or manage our intended growth through acquisitions.

     We intend to grow primarily through the development and acquisition of additional resorts. Our future growth and financial success will depend upon a number of factors, including our ability to identify attractive resort acquisition opportunities, consummate the acquisitions of those resorts on favorable terms, convert those resorts to use as vacation ownership resorts and profitably sell Vacation Intervals at those resorts. If the vacation ownership industry continues to consolidate, increased competition for acquisition candidates may develop such that there may be fewer acquisition opportunities available to us as well as higher purchase prices. There can be no assurance that we will be able to finance, identify, acquire or profitably manage additional businesses, or successfully integrate acquired businesses into our business without substantial costs, delays or other operational or financial problems. Further, acquisitions involve a number of special risks, including:

     o    possible adverse effects on our operating results;

     o    diversion of management's attention;

     o    lack of local market knowledge and experience;

     o    inability to hire, train and retain key acquired personnel;

     o inability to secure sufficient marketing relationships with local hospitality, retail and tourist attraction operators;

     o    risks associated with unanticipated events or liabilities; and

     o adverse changes in zoning laws, changes in real estate taxes and other operating expenses, some or all of which could have a material adverse effect on our business, financial condition and results of operations.


Customer dissatisfaction or performance problems at a single acquired company could have an adverse effect on our reputation and render ineffective our sales and marketing initiatives.

     In addition, as we expand our resort locations to resorts catering to snow skiing, golf, hiking, fishing and other pursuits, we plan to market additional Vacation Intervals available to existing members. There can be no assurance that we will be able to implement such marketing programs on an economic basis, if at all. Finally, there can be no assurance that we or other businesses acquired in the future will achieve anticipated revenues and earnings.

We may not be able to successfully implement our intended growth through expansion.

     We intend to construct, redevelop, convert and expand additional resorts as described in our Annual Report on Form 10-K for the year ended December 31, 1999, which is incorporated herein by reference. There can be no assurance that we will complete our expansion plans or undertake to develop other resorts or complete such development if undertaken. Risks associated with our development, construction and redevelopment/conversion activities may include the risks that:

     o    acquisition and/or development opportunities may be abandoned;

     o construction costs of a property may exceed original estimates, possibly making the resort uneconomical or unprofitable;

     o sales of Vacation Intervals at a newly completed property may be insufficient to make the property profitable;

     o financing may not be available on favorable terms for the development or the continued sales of Vacation Intervals at a property;

     o construction may not be completed on schedule, resulting in decreased revenues and increased interest expense; and

     o    borrowing capacity may be limited by our existing indebtedness.

     In addition, our construction activities will typically be performed by third-party contractors, the timing, quality and completion of which we will be unable to control. Furthermore, construction claims may be asserted against us for construction defects and those claims may give rise to liabilities. New development activities, regardless of whether they are ultimately successful, typically require a substantial portion of management's time and attention. Development activities are also subject to risks relating to our inability to:

     o obtain, or avoid delays in obtaining, all necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations;

     o coordinate construction activities with the process of obtaining such permits and authorizations; and

     o obtain the financing necessary to complete the necessary acquisition, construction, and/or conversion work.

     In addition, local laws may impose liability on property developers with respect to construction defects discovered, or repairs made by future owners of that property. Pursuant to those laws, future owners may recover from us amounts in connection with any repairs made to the developed property. Finally, to the extent we elect to develop properties adjacent to luxury hotels to provide members with service offered to guests of those hotels, we will need to negotiate the terms by which those hotels would provide services to us and to our members. There can be no assurance that we will be able to negotiate those terms on a basis that is favorable to us.

Government regulations regarding the sale or operation of our properties may impact our business.

     Our business, including Vacation Interval marketing and sales and acquisition and development of additional resorts are subject to extensive regulation by the applicable jurisdictions in which our resort properties are located and in which Vacation Intervals are or are to be marketed and sold. In Mexico our operations are regulated primarily by the Mexican Ministry of Tourism (Secretaria de Turismo). Our sales of vacation intervals in Whistler, British Columbia are regulated by the British Columbia Financial Institutions Commission and are subject to the British Columbia Real Estate Act and the Strata Property Act. Most U.S. states and Canadian provinces have laws and regulations regarding the sale of weekly ownership programs. Some states and provinces require registration of our programs and require an Amendment of the registration in order to increase the number of weekly intervals offered. While we will continue to use our best efforts to be in material compliance with all laws and regulations to which we may become subject, no assurance can be given that the cost of qualifying under vacation interval ownership regulations and other regulations in any jurisdiction in which we desire to conduct sales and operate our business would not be significant. Any failure to comply with applicable laws or regulations could have a material adverse effect on us.

Approximately 81% of our total revenues are derived from sales in Mexico and 42% of our total revenues are derived from sales to Mexican nationals. Any adverse economic, political or social developments in or affecting Mexico could negatively impact our business.

     Four of our six resorts are located in Mexico. In 1999 approximately 42% of our total sales revenues were derived from sales to Mexican nationals, and most of our sales offices are currently located in Mexico. As a result, our financial condition and results of operations are greatly affected by the strength of the Mexican economy. Future declines in the gross domestic product of Mexico, continued high rates of inflation in Mexico or other adverse economic developments in or affecting Mexico or other emerging market countries could have a generally adverse effect on the Mexican economy, which could result in a material adverse effect on our business, results of operations, financial condition, ability to obtain financing and prospects and on the market price of our securities. In addition, the value of our securities are, to a varying degree, influenced by economic and market conditions in other emerging market countries. Although economic conditions are different in each country, investors' reactions to developments in one country may have effects on the securities of issuers in other countries. There can be no assurance that the trading price of our common stock will not be adversely affected by events elsewhere, especially in emerging market countries.

     The Mexican government has exercised, and continues to exercise, significant influence over the Mexican economy. Accordingly, Mexican governmental actions resulting in any change in Mexico's economic policies could have a material adverse effect on our business, results of operations, financial condition, ability to obtain financing and prospects. There can be no assurance that any economic plan of the Mexican government will achieve its stated goals or the improvement of the Mexican economy will continue in future periods.

     Additionally, the future performance of the Mexican economy may be adversely affected by political instability in Mexico. In the past, small revolutionary groups have initiated attacks in various parts of Mexico, adversely affecting Mexico's foreign exchange and securities markets. No assurance can be given that similar attacks in the future by any insurgent group or other political unrest will not have a similar, or worse, effect on such markets and the Mexican economy as a whole.

We are exposed to foreign currency and exchange rate risk.

     The value of the peso has been subject to significant fluctuations with respect to the U.S. dollar in the past and may be subject to significant fluctuations in the future. To a lesser extent, the value of the Canadian dollar has also declined in relation to the U.S. dollar. No assurance can be given that the Mexican peso or the Canadian dollar will not further depreciate in value relative to the U.S. dollar in the future.

     The Mexican economy has suffered balance of payment deficits and shortages in foreign exchange reserves in the past. The Mexican government does not currently restrict the ability of Mexican or foreign persons or entities to convert pesos to U.S. dollars, but it does exercise some degree of control over foreign currency markets, and no assurance can be given that the Mexican government will not institute a restrictive exchange control policy in the future. Any such restrictive exchange control policy could adversely affect our ability to convert dividends or other payments received in pesos into U.S.
dollars, and could also have a material adverse effect on our business and financial condition.

We are subject to seasonal influences which may materially adversely affect our business.

     The Mexican and Canadian vacation ownership industry in general tends to follow seasonal buying patterns with peak sales occurring during the peak travel/tourism seasons, usually December through April and July and August. Our Mexican resorts are visited more frequently by American tourists in the December through April season while Mexican tourists tend to travel to these destinations more frequently during the summer months. The timing of these purchases, however, may be effected by weather conditions and general and local economic conditions. Seasonality influences could have a material adverse effect on our operations.

Our business is particularly vulnerable to any downturn in general economic conditions.

     Any downturn in economic conditions or any price increases related to the travel and tourism industry could depress discretionary consumer spending and have a material adverse effect on our business. The vacation ownership industry is especially sensitive to such an economic downturn, and because our operations are conducted almost entirely within the vacation ownership industry, any such downturn could subject us to adverse changes such as an oversupply of vacation ownership units, a reduction in demand for vacation ownership units, changes in travel and vacation patterns, changes in governmental regulations of the vacation ownership industry, increases in construction costs or taxes and negative publicity, and could have a material adverse effect on our operations. Any such economic conditions, including recessions, may also adversely affect the future availability of attractive financing for us or our customers and may materially adversely affect our business, financial condition and results of operations. Furthermore, adverse changes in general economic conditions may adversely affect our ability to collect the Vacation Interval receivables.

If we fail to take advantage of sales leads generated at our off-site sales offices and other locations, we will have difficulty attracting new customers.

     We depend on sales leads generated from guests of hotels located adjacent to some of our properties and with which we share some facilities, other local offices, theme stores, real estate agents and off-site offices. With respect to off-site offices, as the number of potential customers in the geographic area of a sales office who have attended a sales presentation increases, we may experience increasing difficulty in attracting additional potential customers to a sales presentation at that office and it may become increasingly difficult for us to maintain current sales levels at our existing sales offices. Accordingly, we anticipate that a substantial portion of our future sales growth will depend on opening additional off-site sales offices which may be subject to local taxes and compliance with additional registration and other requirements. There can be no assurance, however, that sales from existing or new off-site sales offices will meet our expectations. If we do not open additional sales offices or if existing or new sales offices do not perform as expected, our business, results of operations and financial condition could be materially adversely affected.

The vacation, lodging and hospitality industries are highly competitive.

     We are subject to significant competition from other entities engaged in the business of resort development, sales and operation, including vacation interval ownership, condominiums, hotels and motels. Some of the world's most recognized lodging, hospitality and entertainment companies have begun to develop and sell vacation intervals in resort properties. Major companies that now operate vacation ownership resort properties include Marriott International, Inc., The Walt Disney Company, Hilton Hotels Corporation, Hyatt Corporation, Four Seasons Hotels & Resorts, Inc., and Westin. In addition, other publicly-traded companies in the vacation ownership industry, such as Sunterra Resorts, Inc., Trendwest Resorts, Inc., Bluegreen Corp., and SilverLeaf, Inc. currently compete with us. We believe that the fractional interest segment of the vacation ownership market is highly fragmented and, although no major competitors currently exist, includes such smaller competitors as Franz Klammer Lodge in Telluride, Resort Quest International, Inc. and America Skiing Corporation, which sells one-quarter share interests in vacation homes at certain of its ski locations. Many of these entities possess significantly greater financial, marketing and other resources than us. We believe that recent and potential future consolidation in the vacation interval industry will increase industry competition.

An assertion that the independent contractors comprising a portion of our sales force are actually employees could have a material adverse affect on our business.

     A portion of our sales force has been comprised of independent contractors. From time to time, U.S., Mexican and Canadian federal, state and provincial authorities have asserted that independent contractors are employees, rather than independent contractors. If, as a result of any such assertion we were required to pay for and administer added benefits and taxes related to the time those persons have been classified as independent contractors, our operating costs would increase.

We are not insured against certain natural disasters.

     Our resorts may be subject to hurricanes, earthquakes and adverse weather patterns such as "El Nino" and damages as a result thereof. There are certain types of losses for which we do not have insurance coverage because they are either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, we could lose our capital invested in a resort, as well as the anticipated future revenues from such resort and would continue to be obligated on any mortgage indebtedness or other obligations related to the property. Any such loss could have a material adverse effect on our financial condition and operations.

There is no public market for our common stock and we cannot guarantee that an active trading market will ever exist.

     There is no public trading market for our common stock and we do not anticipate such a public market developing in the near term. As a result, the liquidity of your investment in our common stock will be severely restricted.


    CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE
                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

     This prospectus contains or incorporates by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Where any such forward-looking statement includes a statement of the assumptions or bases underlying such forward-looking statement, we caution that, while such assumptions or bases are believed to be reasonable and are made in good faith, assumed facts or bases almost always vary from the actual results, and the differences between assumed facts or bases and actual results can be material, depending upon the circumstances. Where, in any forward-looking statement, we or our management express an expectation or belief as to future results, such expectation or belief is expressed in good faith and is believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. The words "believe," "expect," "estimate," "anticipate" and similar expressions may identify forward-looking statements.


                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the securities offered by this prospectus, but will pay all expenses related to the registration of the securities. The proceeds, if any, received from the exercise of the warrants will be used for general corporate purposes.


                       WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and its rules and regulations. This means that we file reports, proxy and information statements and other information with the Securities and Exchange Commission. The reports, proxy and information statements and other information that we file can be read and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, Northwest, Washington, DC 20549; and at the Commission's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of this material can also be obtained from the Commission at prescribed rates through its Public Reference Section at 450 Fifth Street, Northwest, Washington, DC 20549. The Commission maintains a Web site that contains the reports, proxy and information statements and other information that we file electronically with the Commission and the address of that Web site is http://www.sec.gov.

     The SEC allows us to "incorporate by reference" information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for information that is superseded by information that is included directly in this document. We incorporate by reference the documents listed below that we have previously filed with the SEC. They contain important information about Raintree Resorts and its financial condition.

     (a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 1999; SEC File No. 000-24331; and

     (b) Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000; SEC File No. 000-24331.

     We incorporate by reference additional documents that we may file with the SEC until all of the securities offered by this prospectus have been issued. These documents include all periodic reports required under the Exchange Act, including Annual Reports on Form 10-K, Amendments to the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Amendments to the Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

     You can obtain any of the documents incorporated by reference in this document through us or from the SEC through the SEC's web site at the address provided above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from us at the following address:

                      Raintree Resorts International, Inc.
                         10000 Memorial Drive, Suite 480
                              Houston, Texas 77024
                        Telephone Number: (713) 613-2800

     We have not authorized anyone to give any information or make any representation about the issuance of the securities contemplated by this prospectus that differs from, or adds to, the information in this prospectus or in our documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it.

     If you are in a jurisdiction where it is unlawful to offer to issue the shares of common stock offered by this document, or if you are a person to whom it is unlawful to direct these activities, then the offer presented by this document does not extend to you.

     The information contained in this document speaks only as of its date unless the information specifically indicates that another date applies.


                              PLAN OF DISTRIBUTION

     The shares of common stock offered hereby are being registered pursuant to the Warrant Shares Registration Rights Agreement dated December 5, 1997 between us and Jefferies & Company, Inc. which requires that we register the issuance of the shares of common stock underlying warrants issued in conjunction with our Senior Notes. No broker-dealers are being utilized in the issuance of the securities hereunder and no commissions or any other form of compensation will be paid in that regard.

     We will pay all expenses related to the registration of the shares of common stock.


                                  LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon by Andrews & Kurth L.L.P., Houston, Texas.

                                     EXPERTS

     The financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution

     The following table sets forth the costs and expenses, other than selling or underwriting discounts and commissions, to be incurred by Raintree in connection with the issuance and distribution of the shares of common stock being registered. All amounts shown are estimated except the Commission registration fee.

     SEC registration fee ......................  $         5.00
     Printing and engraving expenses ...........        1,000.00
     Legal fees and expenses ...................       18,000.00
     Accounting fees and expenses ..............       10,000.00
     Miscellaneous .............................          995.00
              Total ............................      $30,000.00


Item 15.    Indemnification of Directors and Officers

     Raintree is empowered by Section 78.751 of the Nevada General Corporation Law (the "NGCL"), subject to the procedures and limitations stated therein, to indemnify any person who was or is a party or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director or officer, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In accordance with Section 78.751, Raintree must indemnify a director or officer to the extent that the officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under the articles of incorporation, or any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The bylaws of Raintree provide for indemnification by Raintree of its directors and officers to the fullest extent permitted by the NGCL. In addition, Raintree has provided in its Articles of Incorporation that, to the fullest extent permitted by applicable law, no director or officer shall be personally liable to Raintree or stockholder for damages for breach of fiduciary duty as a director or officer, except for act or omissions that involve intentional misconduct, fraud, or a knowing violation of law or the payment of dividends in violation of Section 78.300 of the NGCL.

     Raintree has obtained an insurance policy providing for indemnification of officers and directors of Raintree and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions. Raintree has entered into separate indemnification agreements with each of its directors which may require Raintree, among other things, to indemnify such directors against certain liabilities that may arise by reason of their status or service as directors to the maximum extent permitted under Nevada law.

Item 16.   Exhibits
                            EXHIBIT LIST


         Exhibit No.                       Exhibit

               4.1 Indenture (including Forms of Registered Note and Outstanding Note), dated December 5, 1997, among the Issuers and IBJ Schroder Bank & Trust Company. (Incorporated by reference from Exhibit 4.1 to Amendment No. 1 dated April 22, 1998 to Registrant's Registration Statement on Form S-4/A-File No. 333-49065)

               4.2 Series B Warrant Agreement (including form of warrant), dated December 5, 1997, between RRI US and Jefferies & Company, Inc. (Initial Purchaser). (Incorporated by
                    reference from Exhibit 4.2 to Amendment No. 1 dated April 22, 1998 to Registrant's Registration Statement on Form S-4/A-File No. 333-49065)

               4.3 Warrant Agreement (including form of warrant), dated December, 5, 1997, between RRI US and the Warrant Agent. (Incorporated by reference from Exhibit 4.3 to Amendment No. 1 dated April 22, 1998 to Registrant's Registration Statement on Form S-4/A-File No. 333-49065)

                5.1 Opinion of Andrews & Kurth L.L.P.

              *23.1 Consent of Arthur Andersen LLP

              *23.2 Consent of Arthur Andersen LLP

              *23.3 Consent of Arthur Andersen LLP

               23.4 Consent of Andrews & Kurth L.L.P. (included on Exhibit 5.1)
                _____________
                * filed herewith

Item 17.  Undertakings

     A.   The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (b) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

               (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

     provided, however, that paragraphs A(l)(a) and A(l)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To  remove  from   registration  by  means  of  a  post-effective
               amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, such filing of Raintree's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
          Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling  persons  of the  Registrant  pursuant  to the  provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on FormS-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on September 8, 2000.

                                           RAINTREE RESORTS INTERNATIONAL, INC.



                                         By:     /s/  George E. Aldrich
                                                --------------------------
                                                   George E. Aldrich
                                                  Senior Vice President -
                                                 Finance and Accounting

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates as indicated.

 Signature                       Title                                 Date
----------                     -------                               ------

/S/ Doug Y. Bech      Chairman and Chief Executive Officer     September 8, 2000
----------------        (principal executive officer)
  Doug Y. Bech

/S/ John McCarthy           President and Director             September 8, 2000
-----------------
  John Mc Carthy

/S/ George E. Aldrich       Senior Vice President -            September 8, 2000
---------------------       Finance and Accounting
  George E. Aldrich  (principal financial and accounting officer)

        *                       Director                       September 8, 2000
-------------------
Christel DeHaan

        *                       Director                       September 8, 2000
--------------------
Walker G. Harman

        *                       Director                       September 8, 2000
--------------------
Thomas R. Powers



*  By: /s/ George E. Aldrich
       ---------------------
        George E. Aldrich
         Attorney-in-Fact

                                  EXHIBIT LIST


         Exhibit No.                       Exhibit

               4.1 Indenture (including Forms of Registered Note and Outstanding Note), dated December 5, 1997, among the Issuers and IBJ Schroder Bank & Trust Company. (Incorporated by reference from Exhibit 4.1 to Amendment No. 1 dated April 22, 1998 to Registrant's Registration Statement on Form S-4/A-File No. 333-49065)

               4.2 Series B Warrant Agreement (including form of warrant), dated December 5, 1997, between RRI US and Jefferies & Company, Inc. (Initial Purchaser). (Incorporated by
                    reference from Exhibit 4.2 to Amendment No. 1 dated April 22, 1998 to Registrant's Registration Statement on Form S-4/A-File No. 333-49065)

               4.3 Warrant Agreement (including form of warrant), dated December, 5, 1997, between RRI US and the Warrant Agent. (Incorporated by reference from Exhibit 4.3 to Amendment No. 1 dated April 22, 1998 to Registrant's Registration Statement on Form S-4/A-File No. 333-49065)

                5.1 Opinion of Andrews & Kurth L.L.P.

              *23.1 Consent of Arthur Andersen LLP

              *23.2 Consent of Arthur Andersen LLP

              *23.3 Consent of Arthur Andersen LLP

               23.4 Consent of Andrews & Kurth L.L.P. (included on Exhibit 5.1)
                _____________
                * filed herewith